Exhibit 99.1

For Further Information
Randy Kohn, President and Chief Executive Officer
843-522-1228 or email:  rkohn@lowcountrybank.com

Charlie Lovering, Chief Financial Officer
843-522-1228 or email:  clovering@lowcountrybank.com

October 17, 2003

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Reports Record Quarterly Profit

        Coastal Banking Company, Inc., holding company for Lowcountry National Bank, reported record earnings for the quarter ended September 30, 2003. Net income for the quarter ended September 30, 2003 was $236,000 compared to net income for the quarter ended September 30, 2002 of $168,000. Net income for the nine months ended September 30, 2003 was $596,000 compared to net income of $360,000 for the same period in 2002. Net income per share was $.25 for the quarter ended September 30, 2003 compared to net income per share of $.18 for the quarter ended September 30, 2002. Net income per share was $.63 for the nine months ended September 30, 2003 compared to net income per share of $.38 for the same period in 2002.

        As of September 30, 2003, Coastal Banking Company reported total assets of $97 million. Total assets have increased $31 million or 47% since September 30, 2002. Deposits were $87 million and net loans totaled $64 million at the quarter’s end.

        “Despite a sluggish economy, we have been able to significantly increase assets while maintaining record profit levels,” said Randy Kohn, President and Chief Executive Officer of the bank and holding company. “We believe this positions us well for future growth as the economy slowly improves.”

        Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol CBCO.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non interest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.